Exhibit 8.1

August 21, 2015 Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, Texas 78259	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Re:	Tesoro Logistics LP Continuous Equity Offering.

Ladies and Gentlemen:

We have acted as special counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering by the Partnership of up to $750,000,000 of common units representing limited partner interests in the Partnership pursuant to the Prospectus Supplement dated August 21, 2015 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3 (Registration No. 333-206168), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Partnership on August 6, 2015 and declared effective on August 21, 2015 (the “Registration Statement”). In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Considerations” in the Prospectus Supplement.

Subject to the assumptions, qualifications, and limitations set forth in the Discussion, we hereby confirm that all statements as to matters of U.S. federal income tax law and of legal conclusions with respect thereto contained in the Discussion reflect the opinion of Norton Rose Fulbright US LLP with respect to the matters set forth therein as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certain other filings made by the Partnership with the Commission, (iv) certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership’s general partner, and (v) other information provided to us by the Partnership and the general partner of the Partnership.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the U.S. federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa Inc. are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss Verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Tesoro Logistics LP August 21, 2015 Page 2

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Form 8-K on August 21, 2015, and to the use of our name in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP